Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

June 21, 2019		Zheng Hui Investments Limited

	By:	/s/ Qian (Eugene) Hu
Director

June 21, 2019		Qian (Eugene) Hu

/s/ Qian (Eugene) Hu